PROSPECTUS

                           GULF COAST OIL & GAS, INC.

                       544,403,329 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 544,403,329 shares of Gulf Coast's common stock by certain persons who are stockholders of Gulf Coast. Please refer to "Selling Stockholders" beginning on page 13.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "GCOG.OB". On August 22, 2006, the last reported sale price of our common stock was $0.03 per share.


       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.


               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.


        THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE
                    WHERE THE OFFER OR SALE IS NOT PERMITTED.


           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
        REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES,
           OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is September 11, 2006

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................3

RISK FACTORS .................................................................6

FORWARD-LOOKING STATEMENTS...................................................13

SELLING STOCKHOLDERS.........................................................13

USE OF PROCEEDS..............................................................15

PLAN OF DISTRIBUTION.........................................................15

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS......................18

DESCRIPTION OF BUSINESS......................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS........................................................21

MANAGEMENT...................................................................24

EXECUTIVE COMPENSATION.......................................................24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................25

DESCRIPTION OF SECURITIES....................................................26

LEGAL MATTERS................................................................27

EXPERTS......................................................................27

AVAILABLE INFORMATION .......................................................27

FINANCIAL STATEMENTS........................................................F-1

                               PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. We may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields. Finally, we will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

We currently have an interest in one drilling project. On June 8, 2005, we contracted with Bourgeois Energy, Inc. to acquire a 75% working interest in property known as the Saratoga prospect located in Sabine Parish, Louisiana. A "working interest" means that we will receive 75% of the net profits of the project after payment of all royalties to landowners and others. Under the terms of the Agreement with Bourgeois Energy, we will pay 100% of the costs of acquisition, exploration and development of the project. It is anticipated that those costs will be approximately $480,000, of which $100,000 has already been advanced.

Bourgeois Energy will be responsible for obtaining the necessary permits from the State of Louisiana, obtaining insurance, preparing the site for drilling, obtaining the drilling rig, completion rig and piping, and conducting the exploratory drilling program on our behalf. In return, it will have a 25% working interest in the project.

                                  GOING CONCERN

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of December 31, 2005, we had an accumulated deficit of approximately $6.063 million.

We have financed our operations since inception primarily through equity financings and loans from shareholders and other related parties. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    ABOUT US

Our principal executive office is located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. Our telephone number is (713) 821-1731.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of Cornell Capital Partners, L.P. ("Cornell Capital"), Certain Wealth, Ltd. and TAIB Bank, B.S.C.(c). These entities intend to sell in the aggregate up to 514,403,292 shares of common stock to be issued pursuant to convertible debentures. In addition, Cornell Capital intends to sell up to 30,000,000 shares issuable upon the exercise of common stock purchase warrants issued to Cornell Capital.

Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock issued under the convertible debentures and warrants.

COMMON STOCK OFFERED                 544,403,329 shares by selling stockholders.

OFFERING PRICE                       Market price

COMMON STOCK OUTSTANDING             119,536,793 shares as of August 15, 2006
BEFORE THE OFFERING

USE OF PROCEEDS                      We will not receive any proceeds of the
                                     shares offered by the selling
                                     stockholders. Any proceeds we receive
                                     from the exercise of the warrants will be used for general working capital purposes. See "Use of Proceeds".

RISK FACTORS                         The  securities  offered  hereby  involve a
                                     high degree of risk. See "Risk Factors".

OVER-THE-COUNTER BULLETIN            GCOG.OB
BOARD SYMBOL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended December 31, 2005 and 2004 and the quarters ended June 30, 2006 and June 30, 2005. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial or Plan of Operation" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

SUMMARY STATEMENT OF OPERATIONS DATA:

                                     YEAR ENDED DECEMBER 31,         QUARTER ENDED JUNE 30,
                                      2005            2004           2006          2005
                                   ---------------------------------------------------------

Sales ..........................   $         0    $         0    $         0    $        0
Costs and expenses .............   $   244,606    $ 5,812,453    $   115,297    $   68,192
Other income (expense) .........   $    57,663    $    (7,783)   $         0    $    3,753
Net loss to common shareholders    $  (186,943)   $(6,013,462)   $  (104,094)   $  (64,439)
Comprehensive loss .............   $  (186,943)   $(6,013,462)   $  (104,094)   $  (64,439)
Basic and diluted loss per share   $     (0.00)   $     (0.06)   $     (0.00)   $    (0.00)

SUMMARY BALANCE SHEET DATA:

                                                    JUNE 30, 2006    DECEMBER 31, 2005
                                                   -----------------------------------
Working capital (deficit) .......................    $ 1,315,872        $   (89,767)
Current assets ..................................      1,443,951             39,672
Total assets ....................................      2,167,764            141,662
Current liabilities .............................        128,079            129,439
Long-term liabilities (less current portion) ....      2,248,223                  0
Stockholders' deficit ...........................      6,516,417          6,295,710

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     In its report dated March 5, 2006 our auditors, Pollard-Kelley Auditing Services, Inc., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred operating losses and expect to incur additional operating losses over the next several years. As of June 30, 2006, we had an accumulated deficit of approximately $6.576 Million.

     We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to implement our business plan. Such capital is expected to come from the sale of securities. No assurances can be given that such financing will be available in sufficient amounts or at all. Our ability to continue our operating will be dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Subsequent to December 31, 2005, as more fully set forth in "Selling Stockholders", in February and April of 2006 we received net proceeds in the amount of approximately $1.7 million from the sale of convertible debentures to the selling stockholders. We anticipate that we will have sufficient funds to operate and pursue our business plan for approximately twelve to eighteen months. After that date, we expect to have a need for additional capital. We expect to make substantial capital expenditures in our exploration and development projects. Without additional capital resources, our drilling and other activities may be curtailed, new projects may not be commenced and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all.

WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE
INCEPTION.

     We incurred net losses of approximately $6.412 Million from August 4, 2003 (date of inception) to December 31, 2005, including approximately $186,000 of net loss to common shareholders in the year ended December 31, 2005. Although we will attempt to achieve profitability through our pursuit of our business plan, we have not generated revenues to date and cannot assure you that we will obtain revenues or achieve profitability.

THE CONVERTIBLE DEBENTURES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM INCURRING ADDITIONAL DEBT, GRANTING ANY OTHER SECURITY INTEREST IN OUR ASSETS, OR RAISING CAPITAL AT LESS THAN THE MARKET PRICE.

      The convertible debentures and related documents executed in favor of the selling stockholders contain covenants that, subject to certain exceptions, restrict the following activities:

      (i) Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance; or

      (ii) Incurring additional indebtedness or granting any other security interest in our assets.

      The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock or convertible securities. Potential investors will normally seek a discount from the market price of the common stock if the stock to be issued is not the subject of a registration statement permitting it to be sold immediately. This may hamper our ability to raise funds from other investors.

      The inability to incur additional indebtedness may hamper our ability to implement our business plan and grow the business. For example, if we are able to identify proven reserves in connection with our exploration activities, a lender might be interested in lending to further recovery of such reserves or to invest in other projects. Unless the selling stockholders consent to such a financing, we will be unable to obtain it and will be required to work only with existing capital, which we may not be able to deploy for development opportunities or other projects because of other corporate needs.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. As of August 15, 2006, we had 119,536,793 shares of common stock outstanding, without taking into account shares issuable upon exercise of the convertible debentures or warrants.

THE INVESTORS UNDER THE CONVERTIBLE DEBENTURES WILL PAY LESS THAT THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

      The common stock to be issued under the convertible debentures will be issued at the lower of (i) a fixed price of $0.029716 or (ii) a 20% discount to the volume weighted average price for the five trading days immediately before the conversion. These discounted sales could cause the price of our common stock to decline.

THE ISSUANCE OF STOCK UNDER THE CONVERTIBLE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

      The significant downward pressure on the price of our common stock caused by the issuance of material amounts of common stock under the convertible debentures could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

      Our success depends in large part upon the services of a number of key employees and consultants. If we lose the services of one or more of our key employees or consultants, it could have a significant negative impact on our business. In addition, our long-term success will in large part be dependent upon our ability to attract and retain qualified geologists, geophysicists, and other personnel.

WE FACE SIGNIFICANT COMPETITION, AND MANY OF OUR COMPETITORS HAVE RESOURCES IN EXCESS OF OUR AVAILABLE RESOURCES.

      We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

      o seeking to acquire desirable producing properties or new leases for future exploration;

      o     marketing our oil and natural gas production; and

      o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

      Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

OPERATING HAZARD AND UNINSURED RISKS

      Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive, but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost and timing of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, delays by project participants, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our business, financial condition or results of operations.

      Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and those of others. We do not currently maintain insurance against some these risks. The occurrence of an event that is not covered, or not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

REGULATORY RISKS.

      Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission (FERC) and the Environmental Protection Agency. Failure to comply with such laws, rules and regulations can result in substantial penalties. The legislative and regulatory burden on the oil and gas industry will increase our cost of doing business and will affect our profitability.

      Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

      Many states (including Louisiana) require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells.

ENVIRONMENTAL MATTERS.

      Our operations and properties will be, like the oil and gas industry in general, subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from our operations.

      The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. Changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and comparable state statutes impose strict and arguably joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act
      (RCRA) and comparable state statutes govern the disposal of solid waste and hazardous waste and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of hazardous substance, state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as non-hazardous, such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS BY LIMITING OUR LIQUIDITY AND FLEXIBILITY TO CARRY OUT DRILLING.

      Our revenues, operating results and future rate of growth will depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Market prices of oil and natural gas depend on many factors beyond our control, including:

      o     worldwide and domestic supplies of oil and natural gas;

      o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

      o     political instability or armed conflict in oil-producing regions;

      o     the price and level of foreign imports;

      o     the level of consumer demand;

      o     the price and availability of alternative fuels;

      o     the availability of pipeline capacity;

      o     weather conditions;

      o     domestic and foreign governmental regulations and taxes; and

      o     the overall economic environment.

We cannot predict future oil and natural gas price movements and prices often vary significantly. Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

      o limit our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

      o reduce the amount of oil and natural gas that we can produce economically;

      o     cause us to delay or postpone some of our capital projects;

      o     reduce our revenues, operating income and cash flow; and

      o     reduce the carrying value of our oil and natural gas properties.

                         RISKS RELATED TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

      The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

      o sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

      o     our operating results;

      o     our need for additional financing;

      o     governmental regulation; and

      o     other factors and events beyond our control.

      In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

      The stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

      As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

      As of August 15, 2006, we had 119,536,793 shares of common stock outstanding, without taking into account shares issuable upon exercise of the outstanding debentures and warrants.

      Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 544,403,329 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 544,403,329 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

      In addition to the shares being registered in this offering, our shareholders have recently consented to an amendment to our Articles of Incorporation to increase the number of shares that we are authorized to issue from 500,000,000 to 1,000,000,000. After subtracting the maximum number of shares being issued in this offering, there are an additional 455,596,671 shares capable of being issued by the Company. This increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes such as raising capital for ongoing operations, business and asset acquisitions, present and future employee benefit programs and other corporate purposes. It is anticipated that such purposes may include the issuance for cash as a means of obtaining capital for use by the Company, issuance in exchange for debt or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets. To the extent these additional shares are issued, the proportionate interest owned by each shareholder will be diluted by such issuances.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

      There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK", WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stocks:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still have a price of not less than $5.00 per share); or

      o in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

                           FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. None of the selling stockholders has held a position or office, or had any other material relationship, with us. The selling stockholders acquired all shares being registered in this offering in the convertible debenture financing transaction with us described below.


                                            SHARES                               PERCENTAGE OF
                                         BENEFICIALLY      SHARES TO BE       SHARES BENEFICIALLY
          SELLING                        OWNED BEFORE         SOLD IN            OWNED AFTER
        STOCKHOLDER                      OFFERING(1)       THE OFFERING        THE OFFERING (A)
-----------------------------------   ----------------     ----------------   -------------------
Cornell Capital Partners, L.P. (2)    287,201,665  (3)     287,201,665  (3)            0
Certain Wealth, Ltd. (4)              128,600,832  (5)     128,600,832  (5)            0
TAIB Bank, B.S.C.(c) (6)              128,600,832  (7)     128,600,832  (7)            0

TOTAL

(1) Each of the selling stockholders has agreed not to convert its Debenture (and, in the case of Cornell Capital Partners, L.P., its warrants) to the extent the conversion would result in the selling stockholder, together with any affiliate, beneficially owning more than 4.9% of the Company's issued and outstanding common stock. This provision may be waived by any of the selling stockholders (as to itself but not the other selling stockholders) upon not less than 65 days prior notice to the Company. The share numbers used in the table assume that this limitation does not apply. Moreover, the actual number of shares to be issued will be determined by the formula set forth in the Debenture at the time of conversion.

(2) All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

(3) Consists of up to 257,201,665 shares of common stock issuable within sixty
(60) days upon conversion of debentures, and 30,000,000 shares issuable within sixty (60) upon conversion of warrants. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(4) All investment decisions of Certain Wealth Ltd. are made by Larry Chaleff, an Authorized Person.

(5) Consists of up to 128,600,832 shares of common stock issuable within sixty
(60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

(6) All investment decisions of TAIB Bank, B.S.C.(c) are made by Larry Chaleff, its Managing Director.

(7) Consists of up to 128,600,832 shares of common stock issuable within sixty
(60) days upon conversion of debentures. Upon conversion of the debentures, shares will be issued at the price per share equal to the lesser of (a) $.02916 or (b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date.

                             CONVERTIBLE DEBENTURES

On February 1, 2006, we entered into a Securities Purchase Agreement with the selling stockholders pursuant to which the selling stockholders agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 we sold and issued $1,000,000 in principal amount of debentures to the selling stockholders. On April 5, 2006 we sold and issued an additional $1,000,000 in principal amount of debentures to the selling stockholders.

In connection with the Securities Purchase Agreement, we also issued to Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the selling stockholders any time up to maturity into shares of our common stock, par value $0.001 per share, at the price per share equal to the lesser of (a) $.02916 (the "Fixed Price") or
(b) an amount equal to eighty percent (80%) of the lowest volume weighted price of our common stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately preceding the conversion date, which may be adjusted pursuant to the other terms of the Debentures (the "Issuance Formula").

If the closing bid price of our common stock is less than the Fixed Price, we can redeem a portion or all amounts outstanding under the debentures prior to February 1, 2009 for a price equal to the principal amount and accrued interest thereon being redeemed, plus a redemption premium of twenty percent (20%) of the principal amount being redeemed.

We also entered into a Security Agreement pursuant to which we have granted the selling stockholders a security interest in and to substantially all our assets to secure repayment of the debentures.

Pursuant to the Securities Purchase Agreement, we are obligated to register for resale a number of shares of common stock equal to five times the number of shares that would be issuable on the Closing Date pursuant to the Issuance Formula. Thus, we are obligated to register a total of 514,403,292 shares of common stock for issuance under the Debentures, and 30,000,000 for issuance under the Warrants. We have agreed to pursue an amendment to our Articles of Incorporation to increase the authorized shares to permit the issuance by the Company of the number of shares it is required to register under the Securities Purchase Agreement. To that end, we filed a Definitive Proxy Statement with the Securities and Exchange Commission on March 15, 2006 and commenced the process of soliciting consents from our shareholders. We received consents from the majority of our shareholders on April 24, 2006 approving of the amendment.

In connection with the Securities Purchase Agreement, we also paid Yorkville Advisors, LLC a commitment fee of $200,000 and a structuring fee of $15,000. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

       THERE ARE CERTAIN RISKS RELATED TO SALE BY THE SELLING STOCKHOLDERS

There are certain risks related to sales by the selling stockholders, including:

      o To the extent the selling stockholders sell their common stock, our common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to sell greater amounts of common stock, the sales of which would further depress our stock price.

      o The significant downward pressure on the price of our common stock as the selling stockholders sell material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INDEMNIFICATION. We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Gulf Coast pursuant to the foregoing, or otherwise, Gulf Coast has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STATUTORY UNDERWRITER. Each of the selling stockholders is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures. Commissions paid to Cornell Capital in connection with the convertible debenture transaction included five-year warrants to purchase 30,000,000 shares of common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,00 at $0.05 per share, and 5,000,000 at $0.06 per share. We also paid a structuring fee of $15,000 and Commitment Fee of $200,000 to Yorkville Advisors. The $200,000 Commitment Fee and the 30,000,000 warrants are underwriting discounts.

Each of the selling shareholders is a hedge fund in the business of investing in and financing public companies. None of the selling stockholders intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $70,000. The offering expenses consist of: an SEC registration fee of $3174.69, printing expenses of approximately $5,000, accounting fees of approximately $5,000, legal fees of approximately $50,000 and miscellaneous expenses of approximately $2,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants covered by this prospectus.

REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market, and "bid" and "asked" prices in the common stock are quoted on the NASD OTC Electronic Bulletin Board under the symbol "GCOG.OB". The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2004 and 2005 and the first and second quarters of 2006. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                                  BID PRICES FOR COMMON STOCK
                                                  --------------------------
                                                   HIGH                LOW
                                                  --------------------------

2006
Second Quarter .........................          .056                .025
First Quarter ..........................          .82                 .023

2005
Fourth Quarter .........................          .09                 .027
Third Quarter ..........................          .095                .06
Second Quarter .........................          .37                 .285
First Quarter ..........................          .38                 .16

2004
Fourth Quarter .........................          .37                 .20
Third Quarter ..........................          .48                 .25
Second Quarter .........................         1.13                 .33
First Quarter ..........................          .86                 .26

On August 22, 2006, the last sale price quoted on the OTC Bulletin Board was $0.03. As of August 22, 2006, there were approximately 37 holders of record of our common stock.

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                             DESCRIPTION OF BUSINESS

                                    OVERVIEW

We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

We have not produced revenues and have been dependent on debt and equity financings to finance our operations. As of December 31, 2005, we had cash of approximately $34,000. On February 1, 2006, we entered into the Securities Purchase Agreement with the selling stockholders pursuant to which we have sold and issued convertible debentures in the principal amount of $2,000,000. The proceeds of this financing will allow us to begin implementing our business plan as detailed herein.

                                SARATOGA PROSPECT

We currently have an interest in one drilling project. On June 8, 2005, we paid $100,000 to Bourgeois Energy, Inc. to acquire a 75% working interest in the exploration and development of land referred to as the Saratoga Prospect located in the Saratoga Chalk Formation on the outskirts of the Town of Many, in Sabine Parish, Louisiana. The Saratoga prospect is located within the Upper Cretaceous, an historically productive trend whose success is attributable to the presence of cretaceous age fractured chalk. Under the terms of the Agreement with Bourgeois Energy, we have one year from the date of acquisition of leasehold interests to advance to Bourgeois Energy the remaining costs of the project (which may be advanced in stages for drilling and completion activities, respectively), which we estimate at $380,000.

In July and August of 2005, Bourgeois Energy, Inc. entered into standard form Oil, Gas and Mineral Leases with the owners of approximately 280 acres of land in the Saratoga Formation. Each of the leases is for a term of three years; provided that if the property or unit of which the property is a part is producing oil, gas or other minerals at that time, the lease shall continue in effect for as long as that mineral is produced. The property is accessible from Highway 6 and a local farm to market road, both of which are public roads owned and maintained by the State of Louisiana.

None of the land that is the subject to the leases has ever been drilled, although there have been and continue to be a number of commercially producing wells in the same geologic trend, including two currently producing wells operated by Superior Oil Incorporated just to the North of the leased property. At this time, the project is considered exploratory as neither proven (measured) nor probable (indicated) reserves have been established by an engineering firm.

We plan to finance the exploratory program with the proceeds of the convertible debenture financing. Upon receipt by Bourgeois Energy, Inc. of the additional funding for the project, it will apply for a permit for the drilling from the State of Louisiana. It will also obtain liability and workers compensation insurance, prepare the property for drilling, lease rigs, purchase equipment, hire personnel, and generally handle all aspects of the drilling program. Bourgeois Energy plans to drill the Saratoga prospect vertically to a depth of approximately 3000 feet with the option of stimulating the well for increased production using lateral jetting technologies. We estimate that it will take from four to six months from initial funding to complete the exploratory drilling program.

                                  BUSINESS PLAN

We plan to use the proceeds from the convertible debentures to fund our operating costs, to explore and possibly develop the Saratoga prospect, and to identify, explore and develop, either on our own or in conjunction with others, three to five additional oil & gas prospects over the next eighteen months. We believe that there exists in the United States potentially profitable oil and gas projects that, because of their relatively small barrel potential, have been neglected by major oil companies.

The price of oil has been increasing over the past several years. For example, according to information published by the Energy Information Administration on its website at http://eia.doe.gov, the United States spot price for crude oil increased from around $30 per barrel throughout 2003 to $75.63 per barrel for the week ending August 11, 2006. This increase in oil prices has made the projects described above more attractive at this time. We will seek to invest in these types of projects and others consistent with our goal to generate positive cash flow at the earliest possible date.

                                    EMPLOYEES

We currently have one (1) employee, Rahim Rayani, our Chief Executive Officer. We have entered into a consulting agreement with C. Craig Bourgeois, a geologist. Mr. Bourgeois has assisted us in identifying potential oil and gas prospects. Mr. Bourgeois is the sole shareholder of Bourgeois Energy, Inc. We contemplate using other independent contractors from time to time as the need arises.

We are in the process of recruiting a management team and plan to hire to roll out our business plan.

                                   COMPETITION

We plan to operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

      o seeking to acquire desirable producing properties or new leases for future exploration;

      o     marketing our oil and natural gas production; and

      o seeking to acquire the equipment and expertise necessary to operate and develop those properties.

Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

               GOVERNMENT REGULATION AND ENVIRONMENTAL COMPLIANCE

Our oil and natural gas exploration and production activities will be subject to extensive laws, rules and regulations promulgated by federal and state legislatures and agencies, including the Federal Energy Regulatory Commission
(FERC) and the Environmental Protection Agency.

Although we do not intend to own or operate any pipelines or facilities that are directly regulated by FERC, its regulation of third party pipelines and facilities could indirectly affect our ability to transport or market our production. Moreover, FERC has in the past, and could in the future impose price controls on the sale of natural gas. In addition, we believe we are in substantial compliance with all applicable laws and regulations, however, we are unable to predict the future cost or impact of complying with such laws and regulations because they are frequently amended, interpreted and reinterpreted.

                             DESCRIPTION OF PROPERTY

The Company currently leases on a month to month basis 250 sq. ft. of office space located at 5847 San Felipe, Suite 1700, Houston, Texas 77057. The current rental is $600.00 per month. This facility has sufficient space to meet our near term needs.

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.


                                CORPORATE MATTERS

We were originally incorporated in Nevada under the name First Cypress Technologies, Inc. on September 14, 1999. In July 2003, the Company changed its name to First Cypress, Inc. We changed our name to Otish Mountain Diamond Company in October 2003. We changed the corporate name to our current name, Gulf Coast Oil & Gas, Inc., on January 13, 2005.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GULF COAST OIL & GAS, INC. SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. GULF COAST'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO COMPETITION AND OVERALL MARKET CONDITIONS.

The following discussion and analysis should be read together with the Consolidated Financial Statements and the accompanying notes to the Consolidated Financial Statements included elsewhere in this Prospectus.

                                     GENERAL

 We plan to undertake oil and gas exploration projects in the continental United States. Our goal is to achieve profitable results as quickly as possible. Therefore, we expect that the majority of our initial projects will have a comparatively lower risk profile in order to increase our chances of obtaining positive cash flow in the near term. However, we may also seek to acquire interests in riskier projects that have the potential of developing into major oil or gas fields, and will consider acquiring an interest (working and/or royalty) in proven (based upon offset production and geology reports) but undeveloped drilling locations.

                        LIQUIDITY AND FINANCIAL CONDITION

At June 30, 2006, cash and cash equivalents were $1,314,070. Total liabilities at June 30, 2006 were $2,376,302 of which $128,079 were current liabilities. The remainder of the liabilities relate to the issuance of the convertible debentures to the investors and recognition of a derivative liability arising from the warrants issued in that transaction.

At June 30, 2006, other current assets included $4,517 in receivables.

As of June 30, 2006, we had a working capital surplus of $1,315,872 as compared to a working capital surplus of $748,577 at March 31, 2006. The increase in working capital is primarily attributable to the receipt during the second quarter of an additional $1,000,000 in proceeds from the convertible debenture financing.

                              RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

REVENUES

The Company did not generate any revenues in the year ended December 31, 2005 or the year ended December 31, 2004 and has not generated any revenues to date.

EXPLORATION COSTS

Exploration Costs during the year ended December 31, 2005 decreased to ($46,789) from $192,127 in the same period in 2004. The decrease was the result of the cessation by the Company of its diamond mining exploration activities as of December 31, 2004 and the receipt of a refund of a deposit during 2005.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the year ended December 31, 2005 decreased to $291,395 from $5,620,326 in the same period in 2004. This decrease was primarily due to the cessation by the Company of its diamond mining exploration activities as of December 31, 2004.

NET LOSS TO COMMON SHAREHOLDERS

Net loss to common shareholders was $186,943 or $(0.00) per share for the year ended December 31, 2005 as compared to a net loss of $6,013,462 or $(0.06) per share for the year ended December 31, 2004. The decrease in net loss for the year was principally due to a decrease in administrative expenses and exploration costs as set forth above.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of December 31, 2005, our accumulated deficit was $6,295,710.

                         SIX MONTHS ENDED JUNE 30, 2006
                   COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

REVENUES

The Company did not generate any revenues in the six months ended June 30, 2006 (other than interest income) or the six months ended June 30, 2005 and has not generated any operating revenues to date. For the six months ended June 30, 2005, interest income was $15,170.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the six months ended June 30, 2006 increased to $115,297 from $68,192 in the same period in 2005. This increase was primarily due to an increase in professional fees as a result of the convertible debenture financing and subsequent filing of an SB-2 Registration Statement, an increase in salaries and consulting fees as the Company prepares to implement its business plan, and an increase in interest costs from the convertible debenture financing.

NET GAIN/LOSS TO COMMON SHAREHOLDERS

Net operating loss to common shareholders was ($220,761) or ($0.00) per share for the six months ended June 30, 2006 as compared to a net loss of ($98,404) or ($0.00) for the six months ended June 30, 2005. The increase in net operating loss was principally due to an increase in administrative expenses as set forth above.

ACCUMULATED DEFICIT

Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of June 30, 2006, our accumulated deficit was $6,516,471.

                        THREE MONTHS ENDED JUNE 30, 2006
                  COMPARED TO THREE MONTHS ENDED JUNE 30, 2005

REVENUES

The Company did not generate any revenues in the quarter ended June 30, 2006 (other than interest income) or the quarter ended June 30, 2005 and has not generated any operating revenues to date.


GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses during the quarter ended June 30, 2006 increased to $115,297 from $68,192 in the same period in 2005. This increase was primarily due an increase in salaries and consulting fees as the Company prepares to implement its business plan, and an increase in interest costs from the convertible debenture financing.

NET GAIN/LOSS TO COMMON SHAREHOLDERS

Net operating loss to common shareholders was $104,094 or ($0.00) per share for the quarter ended June 30, 2006 as compared to a net loss of $64,439 or ($0.00) for the quarter ended June 30, 2005. The increase in net operating loss was principally due to an increase in administrative expenses as set forth above. For the quarter ended June 30, 2006, the Company recognized Other Comprehensive Income in the amount of $732,609 as a result of an increase in the fair value of derivatives relating to the warrants issued in the Company's preferred stock financing. As a result, Net Comprehensive Income for the quarter was $628,515 or $.01 per share.

                                RECENT FINANCING

On February 1, 2006, we entered into the Securities Purchase Agreement with the selling shareholders, pursuant to which we have sold and issued $2,000,000 in principal amount of debentures.

                                PLAN OF OPERATION

We do not plan to make any material capital expenditures except in connection with our exploratory drilling activities that we plan to fund with a portion of the proceeds of the convertible debentures. The Company does anticipate hiring several employees to round out its management team over the next several months.

We anticipate that the proceeds from the sale of the convertible debentures will be sufficient to permit us to fund ongoing overhead expenses, pursue the Saratoga prospect and participate in an additional three to five oil and gas projects over the next twelve to eighteen months. The Company plans to keep its overhead costs to a bare minimum in order to maximize its ability to participate in projects and will evaluate the need for capital on a regular basis. We may need additional capital in order to participate in additional projects beyond the three to five that we plan to engage in over the next twelve to eighteen months. The timing of any additional financing will depend in part on the success of our initial projects. We have no commitments for any financing and such financing may not be available when needed.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning our directors and executive officers as of May 31, 2006:

NAME               AGE         POSITION
--------------------------------------------------------------------------------
Rahim Rayani       31          Chairman of the Board and Chief Executive Officer


RAHIM RAYANI, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
Mr. Rayani has been the Chairman of the Board and Chief Executive Officer of the Company since June of 2005. Since 2003, Mr. Rayani has worked independently, providing management consulting and investment banking services to companies, focusing on the oil and gas and resource mining sectors. From 2001 to 2003, Mr. Rayani was an Investor Relations Executive with Mindshare Communications, Inc., where he managed investor relations services for companies in the mining, oil & gas, and technology sectors.

Our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.

                                 AUDIT COMMITTEE

Since we have only one director, we do not have an audit committee. At such time as we can attract other directors to serve on the Board, we plan to establish an audit committee. Mr. Rayani is not a "financial expert".

                                 CODE OF ETHICS

The Company adopted a Code of Ethics in April of 2004 that applies to its Chief Executive Officer and Principal Accounting and Financial Officers.


                             EXECUTIVE COMPENSATION

Compensation paid to Officers and Directors is set forth in the Summary Compensation Table below. The Company may reimburse its Officers and Directors for any and all out-of-pocket expenses incurred relating to the business of the Company.

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by us during the three years ended on December 31, 2005 to our Chief Executive Officer and our other executive officers and executive officers of our subsidiaries, who were serving as executive officers on December 31, 2005 and received total salary and bonus in excess of $100,000 during fiscal year 2005 (the "Named Executive Officers").

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                        ----------------
                                                             OTHER       SECURITIES
NAME AND PRINCIPAL POSITION                                  ANNUAL       UNDERLYING
  AS OF DECEMBER 31, 2005           YEAR       SALARY     COMPENSATION  OPTIONS/SARS (#)
----------------------------------------------------------------------------------------
Rahim Rayani, Chairman and CEO      2005     $ 56,000(1)      -0-             -0-
                                    2004         -0-          -0-             -0-
                                    2003         -0-          -0-             -0-

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2005, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:



                                                   SHARES          PERCENTAGE
                                                BENEFICIALLY           OF
NAME OF OWNER                                     OWNED(1)            CLASS
-------------                                     --------            -----
Rahim Rayani, Chairman of the Board and CEO      16,500,000           13.8%

All Named Executive Officers and
  Directors as a Group (1 person)                16,500,000            13.8%

-----------------------------------------------
(1) All of the shares are owned directly by Mr. Rayani.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

--------------------------
(1) Represents $8,000 per month for a period of seven months commencing June 1, 2005. As of December 31, 2005, a portion of Mr. Rayani's salary was deferred due to the Company's financial condition.

                            DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Articles of Incorporation, Amended By Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See "Available Information" for information about how to obtain a copy of the documents described in this section.

GENERAL

Our Articles of Incorporation authorize 1,000,000,000 shares of our common stock, $0.01 par value per share and 100,000,000 shares of our preferred stock, $0.01 par value per share. As of August 15, 2006 we have 119,536,793 outstanding shares of common stock and no outstanding shares of preferred stock.

COMMON STOCK

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

GENERAL

Preferred stock may be issued in one or more series as may be designated by our Board of Directors.
The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

CONVERTIBLE SECURITIES

At August 15, 2006, the only outstanding convertible securities are the convertible debentures and warrants issued to the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our By laws provide for indemnification of our "Indemnitees" against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually and reasonably incurred by such person, by reason of the fact that such person was or is our authorized representative, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, unless such individual acted or failed to act in a manner that (i) constituted a breach of his fiduciary duties and (ii) such breach involved intentional misconduct, fraud or knowing violation of the law and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful.

Our By laws also provide for mandatory indemnification of Indemnitees who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

Our "Indemnitees" include our directors, employees or agents or persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

                                     EXPERTS

The audited consolidated financial statements of Gulf Coast Oil & Gas Co., Inc. for the year ended December 31, 2005, the year ended December 31, 2004 and for the period August 4, 2003 (inception of explanation stage) to December 31, 2005, included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as disclosed in Note 6 to the consolidated financial statements) of Pollard-Kelley Auditing Services, Inc., given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2005 are contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                          INDEX TO FINANCIAL STATEMENTS
                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE(S)
                                                                         -------

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

   Reports of Independent Registered Public Accounting Firm                  F-2

   Balance Sheet at December 31, 2005 and December 31, 2004                  F-3

   Statement of Operations for the years ending December 31, 2005 and 2004 and the period beginning August 4, 2003
      (inception) through December 31, 2005                                  F-4

   Statement of Stockholders' Equity for the period beginning
      August 4, 2003 (inception) through December 31, 2005                   F-5

   Statement of Cash Flows for the years ending December 31, 2005 and 2004 and the period beginning August 4, 2003
      (inception) through December 31, 2005                                  F-6

   Notes to Consolidated Financial Statements-December 31, 2005       F-7 - F-10

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED JUNE 30, 2006
   AND JUNE 30, 2005 (Unaudited)

   Balance Sheets--June 30, 2006 and December 31, 2005                      F-11

   Statements of Operations - Quarters Ending and Year to Date
      Ending June 30, 2006 and June 30, 2005, and Period From
      August 4, 2003 (Inception) to June 30, 2006                           F-12

   Statements of Changes in Stockholders' Equity (Deficit)--For
      Period Beginning August 4, 2003 (Inception) Through June
      30, 2006                                                              F-13

   Statement of Cash Flows--Quarters Ending and Year to Date
      Ending June 30, 2006 and June 30, 2005 and Period From
      August 4, 2003(Inception) to June 30, 2006                            F-14

   Notes to Consolidated Financial Statements--June 30, 2006         F-15 - F-19

POLLARD-KELLEY AUDITING SERVICES, INC...........................................

AUDITING SERVICES                                3250 WEST MARKET ST, SUITE 307,

FAIRLAWN, OH 44333 330-836-2558


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Gulf Coast Oil and Gas, Inc. and Subsidiary
(Formerly Otish Mountain Diamond Company and Subsidiary)

We have audited the accompanying balance sheets of Gulf Coast Oil and Gas, Inc. and Subsidiary (Formerly Otish Mountain Diamond Company and Subsidiary) as of December 31, 2005 and 2004, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2005 and the period from August 4, 2003 through December 31, 2005 (since inception). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 and the period from August 4, 2003 through December 31, 2005 (since inception), in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.
------------------------------------------
Fairlawn, Ohio

March 5, 2006

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                                 BALANCE SHEETS
                     December 31, 2005 and December 31, 2004


                                                                                DECEMBER 31,   DECEMBER 31,
                           ASSETS                                                  2005           2004
                                                                                -----------    -----------
Current Assets
     Cash in banks                                                              $    34,424    $     1,912
     Accounts receivable-other                                                        5,248           --
                                                                                -----------    -----------
          Total Current Assets                                                       39,672          1,912
Fixed Assets
     Office equipment                                                                 3,550          2,475
     Less accumulated depreciation                                                   (2,560)        (1,544)
                                                                                -----------    -----------
                                                                                        990            931
Other Assets
     Website costs less accumulated
          amortization of $500 and $0                                                 1,000           --
     Deposit on interest in unproved oil and gas leases                             100,000           --
                                                                                -----------    -----------
                                                                                    101,000           --
                                                                                -----------    -----------
          Total Assets                                                          $   141,662    $     2,843
                                                                                ===========    ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                                           $    70,672    $   309,117
     Due to shareholder                                                              23,136           --
     Accrued expenses                                                                35,631        105,582
                                                                                -----------    -----------
          Total Current Liabilities                                                 129,439        414,699
Stockholders' Equity
     Series A Preferred stock, 1,000,000 shares authorized, 0 shares
          outstanding, par value $.001 per share                                       --             --
     Common stock, 600,000,000 shares authorized, 119,536,793 and 114,125,433 shares outstanding at respective period ends,
          par value $.001 per share                                                 119,537        114,126
     Additional contributed capital                                               6,138,494      5,582,785
     Deficit accumulated during exploration stage                                (6,295,710)    (6,108,767)
     Stock subscription advances                                                     49,902           --
                                                                                -----------    -----------
                                                                                     12,223       (411,856)
                                                                                -----------    -----------
          Total Liabilities and Stockholders' Equity                            $   141,662    $     2,843
                                                                                ===========    ===========


                 See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                   For the Years Ending December 31, 2005 and
                       2004, and for the period beginning
              August 4, 2003 (Inception) through December 31, 2005

                                          YEAR TO DATE     YEAR ENDING
                                          DECEMBER 31,     DECEMBER 31,         SINCE
                                              2005            2004           INCEPTION
                                         -------------    -------------    -------------
Revenues
         Sales                           $        --      $        --      $        --
Cost of sales
         Exploration costs                     (46,789)         192,127          159,625
                                         -------------    -------------    -------------
              Gross Profit                      46,789         (192,127)        (159,625)
Expenses
         Administrative                        291,395        5,620,326        5,993,179
                                         -------------    -------------    -------------
                                              (244,606)      (5,812,453)      (6,152,804)

Other income and expenses
         Loss on sale of fixed assets             --               (684)            (684)
         Gain on settlement of debt             67,693             --             67,693
         Foreign exchange (loss) gain          (10,030)          (7,099)         (16,689)
                                         -------------    -------------    -------------
                                                57,663           (7,783)          50,320
                                         -------------    -------------    -------------
Loss from continuing operations               (186,943)      (5,820,236)      (6,102,484)
                                         -------------    -------------    -------------

Discontinued operations
         Mineral rights abandoned                 --           (193,226)        (193,226)
                                         -------------    -------------    -------------
 Net Loss                                $    (186,943)   $  (6,013,462)   $  (6,295,710)
                                         =============    =============    =============

Net loss per share (Basic and Diluted)   $       (0.00)   $       (0.06)

Average shares outstanding                 117,302,001       99,430,563

                 See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS EQUITY
                     For the period beginning August 4, 2003
                     (Inception) through December 31, 2005


                                      SERIES A
                                  PREFERRED STOCK             COMMON STOCK       ADDITIONAL                   STOCK
                                                                                 CONTRIBUTED    RETAINED   SUBSCRIPTION
                                 SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL       DEFICIT     ADVANCES      TOTAL
                              ------------------------------------------------------------------------------------------------------
Balance August 4, 2003              --      $   --            --     $    --     $      --      $      --     $   --    $      --
 Shares issued for services         --          --      24,300,000      24,300       (16,200)          --         --          8,100
 Shares issued for cash             --          --      11,700,000      11,700       162,300           --         --        174,000
 Shares issued for
   mineral rights                   --          --       9,000,000       9,000        62,250           --         --         71,250
 Merger with Otish
   Mountain Company            1,000,000       1,000       323,283         324          (216)        (1,167)      --            (59)
 Net loss for the period            --          --            --          --            --          (94,138)      --        (94,138)
                              ----------    --------   -----------   ---------   -----------    -----------   --------  -----------
Balance December 31, 2003      1,000,000       1,000    45,323,283      45,324       208,134        (95,305)      --        159,153
 Shares issued for services         --          --      60,900,000      60,900     5,119,100           --         --      5,180,000
 Shares issued for
   mineral rights                   --          --             150        --              53           --         --             53
 Shares issued for cash             --          --       7,902,000       7,902       255,498           --         --        263,400
 Redemption of Preferred
   Shares                     (1,000,000)     (1,000)         --          --            --             --         --         (1,000)
 Net loss for the period            --          --            --          --            --       (6,013,462)      --     (6,013,462)
                             ----------    --------   -----------   ---------   -----------    -----------   --------  -----------
Balance at December 31, 2004        --          --     114,125,433     114,126     5,582,785     (6,108,767)      --       (411,856)
 Shares issued for Debt             --          --         996,360         996       236,124           --         --        237,120
 Shares sold                        --          --       4,115,000       4,115       295,885           --         --        300,000
 Shares issued for services         --          --         300,000         300        23,700           --         --         24,000
 Stock subscription advance         --          --            --          --            --             --       49,902       49,902
 Net loss for the period            --          --            --          --            --         (186,943)      --       (186,943)
                              ----------    --------   -----------   ---------   -----------    -----------   --------  -----------
Balance at December 31, 2005        --      $   --     119,536,793   $ 119,537   $ 6,138,494    $(6,295,710)  $ 49,902  $    12,223
                              ==========    ========   ===========   =========   ===========    ===========   ========  ===========

                                            See accompanying notes to financial statements.

                           GULF COAST OIL & GAS, INC.
            (FORMERLY OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (AN EXPLORATION STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                   For the Years Ending December 31, 2005 and
                  2004, and for the period beginning August 4,
                   2003 (Inception) through December 31, 2005

                                                           YEAR TO DATE     YEAR ENDING
                                                            DECEMBER 31,    DECEMBER 31,     SINCE
                                                               2005            2004        INCEPTION
                                                            -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
          Net loss for the period                           $  (186,943)   $(6,013,462)   $(6,295,710)
          Adjustments to reconcile net earnings to net
            cash provided (used) by operating activities:
              Depreciation                                        1,016         10,665         13,617
              Amortization                                          500          2,898          4,844
              Services paid by stock                             24,000      5,412,120      5,444,095
              Mineral rights abandoned                             --          195,226        195,226

            Changes in Current assets and liabilities:
              (Increase) in Accounts receivable - other          (5,248)          --           (5,248)
              (Decrease) Increase in Accounts payable            (6,325)        58,982         70,672
              (Decrease) Increase in Accrued expenses           (41,815)        84,335         58,767
                                                            -----------    -----------    -----------
              NET CASH (USED) BY
                    OPERATING ACTIVITIES                       (214,815)      (249,236)      (513,737)

CASH FLOWS FROM INVESTING ACTIVITIES
          Purchase of Mineral rights                               --          (18,830)       (91,534)
          Purchase of Interest in unproved oil and gas         (100,000)          --         (100,000)
          Purchase of Website costs                              (1,500)          --          (27,519)
          Purchase of Fixed assets                               (1,075)          --          (20,280)
                                                            -----------    -----------    -----------
              NET CASH (USED) BY
                    INVESTING ACTIVITIES                       (102,575)       (18,830)      (239,333)

CASH FLOWS FROM FINANCING ACTIVITIES
          Redemption of Preferred stock                            --           (1,000)          --
          Sale of Common stock                                  300,000        263,400        737,400
          Stock subscription advances                            49,902           --           49,902
                                                            -----------    -----------    -----------
               NET CASH PROVIDED BY
                    FINANCING ACTIVITIES                        349,902        262,400        787,302
                                                            -----------    -----------    -----------

NET INCREASE IN CASH                                             32,512         (5,666)        34,232
CASH FROM OTISH DIAMOND MERGER                                     --             --              192
CASH AT BEGINNING OF PERIOD                                       1,912          7,578           --
                                                            -----------    -----------    -----------
CASH AT END OF PERIOD                                       $    34,424    $     1,912    $    34,424
                                                            ===========    ===========    ===========

                                   See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Otish Mountain Diamond Company (formerly First Cypress, Inc.), a Nevada corporation, was organized on September 14, 1999. From inception to September 30, 2003, the Company had not generated any revenues and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company was in the process of developing an internet computer software program known as EngineMax. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan. Due to the Company's inability to raise the necessary equity capital to further the Money Club Financial business concept, no monies were spent furthering the business concept from the date of acquisition to September 30, 2003. The Company discontinued its involvement in these operations in the third quarter of 2003.

On November 30, 2003, the Company successfully acquired 100% of Otish Mountain Diamond Corp. ("Otish Corp."). The business activities of Otish Corp. became the business activities of the Company. In connection with the merger the capitalization of the Company was amended to reflect a 220:1 reverse stock split and to increase the authorized capital to 600,000,000 shares, consisting of 500,000,000 common shares with a par value of $0.001, and 100,000,000 preferred shares with a par value of $0.001. Also, 1,000,000 shares of a Serial A Preferred were issued for services rendered. Finally, the then president of the Company entered into two agreements with the Company; one, assumed all the known liabilities of the company, and the second, agreed to convert debt owed the president of $236,000 into 236,000 shares of Company common stock.

The Company's income statement at the date of merger was as follows:

                  Revenues                 $     -0-
                  Expenses:
                  Exploration costs        $   36,293
                  Administrative           $  136,284
                  Net Loss                 $  172,577

Otish Mountain Diamond Corp. was incorporated in the state of Nevada on August 4, 2003. The Company was formerly engaged in the mining and exploration business and had mineral rights in the Otish Mountain and Superior Craton regions of Canada.

On November 30, 2003, the Company declared a 1 for 220 reverse stock split. On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares amount referenced in these footnotes represent the share equivalents after taking into account, to the extent applicable, the effect of the reverse stock split and the forward stock split. All share amounts in the financial statements have also been adjusted retroactively for the reverse and forward stock split.

In August and November 2003, the Company issued 40,909 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

In the first quarter of 2004 the Company issued 60,900,150 shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 7,902,000 shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

On April 15, 2005, the Company settled an accounts payable debt of $232,120 for 696,360 shares of common stock.

On May 2, 2005, the Company received $100,000 for 1,665,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

FINANCIAL STATEMENT PRESENTATION

The Company was a shell at the time of the acquisition having only $192 in assets; the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes.

AN EXPLORATION STAGE COMPANY

The Company is an Exploration Stage Company since it is engaged in the search for mineral deposits, which are not in the development or productions stage. As an exploration stage company the Company will present, Since Inception, results on its statements of operations, stockholders' equity and cash flows.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There was no cash paid during the periods for interest or taxes.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to five years, using the straight-lined method.

WEBSITE DEVELOPMENT COSTS

The Company has expended $1,500 in Website Development Costs through March 1, 2005, for internal use software. These costs are being amortized over a three year estimated life.

MINERAL RIGHTS

The Company uses the "full costs method" of accounting for its mineral reserves. Under this method of accounting, properties are divided into cost centers. The Company presently has two cost centers. All acquisition, exploration, and development costs for properties within each cost center are capitalized when incurred. The Company intends to deplete these costs equally over the estimated units to be recovered from the properties. These costs were written off at December 31, 2004 as part of the cost of mineral rights abandoned.

DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the lease are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


FOREIGN CURRENCY TRANSLATION

Prior to September of 2005, the Company's primary functional currency was the Canadian dollar. In September 2005 the Company consolidated all operations in the United States of America and adopted the U.S. dollar as its primary functional currency. For financial statement presentation, all historical statements were translated in U.S. dollars. Monetary assets and liabilities were translated at year-end exchange rates while non-monetary items were translated at historical rates. Income and expense accounts were translated at the average rates in effect during the period, except for depreciation, which was translated at historical rates. Therefore, translation adjustments and transaction gains or losses were recognized in the income in the period of occurrence.

NOTE 2 - MINERAL RIGHTS

Otish Mountain Diamond Corporation

On August 19, 2003 the Company purchased the mineral rights for 60,933 acres in the Otish Mountain and Superior Craton regions of Quebec, Canada. The claims were purchased for $42,506 and 17,045 shares of common stock. The Company is required to spend a minimum of $135 CDN per mining claim on exploration before the expiration date of each claim. The Company is required to spend $105 CDN per claim maintenance/renewal fee to the appropriate governmental authority before the expiration date of the mining claim. If the Company fails to meet its obligations under this agreement the seller has the option to make the expenditures and to reassume title to the mining claims.

On November 4, 2003 the Company purchased the mineral rights for 775 acres in the Otish Mountain region of Quebec, Canada. The Claims were purchased for $1,855 and 3,409 shares of common stock. The Company is required to pay a 2% royalty of the net smelter returns and a 2% royalty on the gross overriding royalty as defined in the agreement. The Company shall also pay to the seller $5,000 CDN minimum annual advance royalty beginning on November 1, 2004 and each year thereafter. The Company is also required to keep the property in good standing for 1 year or the seller shall be entitled to reacquire the claims.

On November 4, 2003 the Company entered into a joint venture agreement for the mineral rights for 15,361 acres in the Otish Mountain region of Quebec, Canada. The investment was $33,383 and 20,454 shares of common stock. The Company paid the required claim tax/renewal fees of $12,495 CDN by the due date of November 27, 2003. The Company was required to make a minimum advanced royalty payment of $15,000 CDN once mining stage began. Royalties were subject to underlying royalties of 2% of the net smelter returns and 2% of the gross overriding royalty as defined in the agreement. The Company's total outlay for the joint venture was not to exceed $375,000 CDN. The Company owned 45% of the joint venture.

At December 31, 2004 the Company decided to abandon the above mineral rights. The balance of the rights and the net book value of the website development costs were expensed. The total amount written off was $195,226.

At present the Company has no proven properties.

NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the leases are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

NOTE 4 - SERIES A PREFERRED STOCK

Each share of preferred has 15 votes compared to each share of common, which has only one vote. In the second quarter 2004 all outstanding shares of Preferred Stock were redeemed for $1,000.

NOTE 5 - RELATED PARTIES

The Company owes the former President and shareholder of the Company $0 and $71,113 for compensation and expense reimbursement at December 31, 2005 and December 31, 2004 respectively. The debt was settled in the third quarter 2005 for $20,000 resulting in a gain on settlement of debt of $67,693.

The Company owes it present President $23,136 for compensation and expense reimbursement at March 31, 2006 and December 31, 2005, respectively.

NOTE 6 - GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7 - ERROR CORRECTION

The number of common shares outstanding at December 31, 2003 was corrected in these financial statements for an additional 33 shares issued in connection with the merger with Otish Mountain Company. The total corrected Common Shares outstanding at December 31, 2003 is 45,323,283. The amount previously reported was 45,323,250.

The Net Loss for 2004 was corrected for the write-off of an Accounts Payable balance. In 2005 the Company learned that the payable amount had not been contributed to the Company. The debt was satisfied in 2005 with the issue of 696,360 of the Company's Common Stock. The corrected Net Loss for 2004 is ($6,013,462) or $(0.06) per share. The amounts previously reported were ($5,781,342) and $(0.06) respectively.

In connection with the above, the Accounts Payable balance at December 31, 2004 was corrected to $309,117 from $76,997 as originally reported.

NOTE 8 - SUBSEQUENT EVENTS

On February 1, 2006, the Company entered into a Securities Purchase Agreement with a group of investors to sell secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006, the Company sold $1,000,000 of these debentures. In connection with this agreement the Company issued five-year warrants to purchase 30,000,000 shares of common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share and 5,000,000 at $0.06 per share. The debentures are convertible at the option of the investors at any time up to maturity into shares of common stock at the price per share equal to the lesser of $0.02916 per share or an amount equal to 80% of the lowest volume weighted price of common stock for the five days immediately preceding the conversion date.

The Debentures have a three-year term and accrue interest at 10% per annum. The repayment of the Debentures is secured by substantially all the assets of the Company.

The Company agreed to file a Registration Statement to register the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants by March 4, 2006 (which has subsequently been extended to March 31, 2006).

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)
                                 BALANCE SHEETS
                       JUNE 30, 2006 AND DECEMBER 31, 2005

                                                                      JUNE 30, 2006   DECEMBER 31,
                                                                       (UNAUDITED)       2005
                                                                       -----------    -----------
ASSETS

Current Assets
          Cash & Cash Equivalents                                      $ 1,314,070    $    34,424
          Accounts receivable                                                4,517          5,248
          Deferred financing                                               125,364           --
                                                                       -----------    -----------
                                                                         1,443,951         39,672
Fixed Assets
          Office equipment                                                   3,550          3,550
          Less: accumulated depreciation                                    (2,834)        (2,560)
                                                                       -----------    -----------
                                                                               716            990
Other Assets
          Deferred financing                                               359,897           --
          Website costs less accumulated amortization                          700          1,000
          Deposit on interest in unproved oil and gas leases               362,500        100,000
                                                                       -----------    -----------
                                                                           723,097        101,000
                                                                       -----------    -----------
Total Assets                                                           $ 2,167,764    $   141,662
                                                                       ===========    ===========

Current Liabilities
          Accounts payable                                             $    69,312    $    70,672
          Accrued expenses                                                  35,631         35,631
          Due to shareholder                                                23,136         23,136
                                                                       -----------    -----------
                                                                           128,079        129,439

Promissory Notes                                                         2,000,000
Derivative Liability arising from warrants                                 248,223
Stockholders' Equity
          Series A preferred stock, 100,000,000 shares authorized, 0 shares outstanding, par value $.001 per share
          Common stock, 1,000,000,000 shares authorized,
             119,536,793 and 119,536,793 shares outstanding
             at June 30, 2006 and December 31, 2005
             par value $.001 per share                                     119,537        119,537

          Additional contributed capital                                 6,138,494      6,138,494
          Deficit accumulated during exploration stage                  (6,516,471)    (6,295,710)
          Accumulated other comprehensive deficit                             --             --
           Stock subscription advances                                      49,902         49,902
                                                                       -----------    -----------
                                                                          (208,538)        12,223
                                                                       -----------    -----------
Total Liabilities and Stockholders' Equity                             $ 2,167,764    $   141,662
                                                                       ===========    ===========

                 See accompanying notes and accountants report.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                             STATEMENT OF OPERATIONS
          FOR THE QUARTERS ENDING AND YEAR TO DATE ENDING JUNE 30, 2006
           AND JUNE 30, 2005, AND THE PERIOD BEGINNING AUGUST 4, 2003
                (INCEPTION) THROUGH TO JUNE 30, 2006 (UNAUDITED)

                                             QUARTER         QUARTER         YEAR TO DATE     YEAR TO DATE        SINCE
                                             JUNE 30,        JUNE 30,          JUNE 30,         JUNE 30,        INCEPTION
                                              2006             2005             2006              2005
                                         -------------    -------------    -------------    -------------    -------------
Interest revenue                         $      11,203    $        --      $      15,170    $        --      $      15,190

Cost of sales
          Exploration costs                       --               --               --               --            159,625
                                         -------------    -------------    -------------    -------------    -------------
Gross Profit                                    11,203             --             15,170             --           (144,435)

Expenses
          Administration                       115,297           68,192          235,931           99,694        5,996,988
                                         -------------    -------------    -------------    -------------    -------------
                                              (104,094)         (68,192)        (220,761)         (99,694)      (6,141,423)
                                         -------------    -------------    -------------    -------------    -------------
Other income and expenses
          Loss on sale of fixed assets            --               --               --               --               (684)
          Gain on settlement of debt              --               --                                               67,693
          Foreign exchange (loss) gain                            3,753             --              1,290          (16,689)
                                         -------------    -------------    -------------    -------------    -------------
                                                  --              3,753             --              1,290           50,320
                                         -------------    -------------    -------------    -------------    -------------
Loss from continuing operations               (104,094)         (64,439)        (220,761)         (98,404)      (6,091,103)
                                         -------------    -------------    -------------    -------------    -------------
Discontinued operations
          Mineral rights abandoned                --               --               --               --           (193,226)
                                         -------------    -------------    -------------    -------------    -------------
Net (Loss)                                    (104,094)         (64,439)        (220,761)         (98,404)      (6,284,329)

Other Comprehensive Income
          Increase in fair value of
          derivatives                          732,609             --               --               --               --
                                         -------------    -------------    -------------    -------------    -------------
Net Comprehensive Income  / (Loss)       $     628,515    $     (64,439)   $    (220,761)   $     (98,404)   $  (6,284,329)
                                         =============    =============    =============    =============    =============
Net loss per share                       $       (0.00)   $       (0.00)   $       (0.00)   $       (0.00)
Net Comprehensive Income per share       $        0.01    $       (0.00)   $       (0.00)   $       (0.00)

Average shares outstanding                 119,536,793      114,604,133      119,536,793      114,363,333

                 See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                      STATEMENT OF CHANGES IN STOCKHOLDERS'
               EQUITY (DEFICIT) FOR THE PERIOD BEGINNING AUGUST 4, 2003 (INCEPTION) THROUGH JUNE 30, 2006 (UNAUDITED)

                                SERIES A                                      ADDITIONAL
                             PREFERRED STOCK             COMMON STOCK         CONTRIBUTED    RETAINED
                           SHARES      AMOUNT        SHARES       AMOUNT        CAPITAL       DEFICIT
                        ---------   -----------   ----------   -----------   ------------   ----------
Balance
  August 4, 2003             --      $    --            --     $     --     $      --      $       --
  Shares issued
    for services             --           --      24,300,000       24,300       (16,200)           --
  Shares issued
    for cash                 --           --      11,700,000       11,700       162,300            --
  Shares issued
    for mineral
    rights                   --           --       9,000,000        9,000        62,250            --
  Merger with
    Otish Mountain
    Company             1,000,000        1,000       323,283          324          (216)         (1,167)
  Net loss for
    the period               --           --            --           --            --           (94,138)
                        ---------   -----------   ----------   -----------    ------------    ----------
Balance
    December 31, 2003   1,000,000        1,000    45,323,283       45,324       208,134         (95,305)

  Shares issued
    for services             --           --      60,900,000       60,900     5,119,100            --

  Shares issued
    for mineral
    rights                   --           --             150         --              53            --
  Shares issued
    for cash                 --           --       7,902,000        7,902       255,498            --
  Redemption of
    Preferred Shares   (1,000,000)      (1,000)         --           --            --              --

  Net loss for
    the period               --           --            --           --            --        (6,013,462)
                       ---------   ------------  ----------   -----------    ------------    ----------
Balance at
  December 31, 2004          --           --     114,125,433      114,126     5,582,785      (6,108,767)
  Shares issued
    for Debt                 --           --         996,360          996       236,124            --
  Shares sold                --           --       4,115,000        4,115       295,885            --
  Shares issued
    for services             --           --         300,000          300        23,700            --
  Stock subscription
    advance                  --           --            --           --            --              --
  Net loss for
    the period               --           --            --           --            --          (186,943)
                       ---------   ------------  ----------   -----------    ------------    ----------
 Balance at
  December 31, 2005          --           --     119,536,793      119,537     6,138,494      (6,295,710)
  Net loss for
    the period               --           --            --           --            --          (220,761)
                       ---------   ------------ -----------   -----------   ------------   ------------
                             --     $    --     119,536,793    $  119,537    $ 6,138,494   $ (6,516,471)
                       =========   ===========  ===========   ===========   ============   ============

                        ACCUMULATED
                          OTHER            STOCK
                       COMPREHENSIVE   SUBSCRIPTION
                          DEFICIT        ADVANCES           TOTAL
                       -------------   ------------      -----------
Balance
  August 4, 2003        $     --        $      --         $     --
  Shares issued
    for services              --               --              8,100
  Shares issued
    for cash                  --               --            174,000
  Shares issued
    for mineral
    rights                    --               --             71,250
  Merger with
    Otish Mountain
    Company                   --               --                (59)
  Net loss for
    the period                --               --            (94,138)
                        -----------       ----------       ----------
Balance
    December 31, 2003         --               --            159,153

  Shares issued
    for services              --               --          5,180,000

  Shares issued
    for mineral
    rights                    --               --                 53
  Shares issued
    for cash                  --               --            263,400
  Redemption of
    Preferred Shares          --               --             (1,000)

  Net loss for
    the period                --               --         (6,013,462)
                        ----------      -----------       ----------
Balance at
  December 31, 2004           --               --           (411,856)
  Shares issued
    for Debt                  --               --            237,120
  Shares sold                 --               --            300,000
  Shares issued
    for services              --               --             24,000
  Stock subscription
    advance                   --             49,902           49,902
  Net loss for
    the period                --               --           (186,943)
                        ----------      -----------       ----------
 Balance at
  December 31, 2005           --             49,902           12,223
  Net loss for
    the period                --               --           (220,761)
                        ----------      -----------       ----------
                        $    --         $   49,902        $ (208,538)
                        ==========      ===========       ==========

                 See accompanying notes to financial statements.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                             STATEMENT OF CASH FLOWS
              FOR THE QUARTERS ENDING AND YEAR TO DATE ENDING JUNE
                   30, 2006 AND JUNE 30, 2005, AND THE PERIOD
                 BEGINNING AUGUST 4, 2003 (INCEPTION) THROUGH TO
                            JUNE 30, 2006 (UNAUDITED)

                                                             QUARTER      QUARTER JUNE    YEAR TO DATE    YEAR TO DATE     SINCE
                                                          JUNE 30, 2006     30, 2005     JUNE 30, 2006   JUNE 30, 2005   INCEPTION
                                                          -------------   ------------   -------------   -------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss for the period                               $  (104,094)   $   (64,439)   $  (220,761)   $   (98,408)   $(6,284,329)
     Adjustments to reconcile net earnings to
      net cash provided (used) by
      operating activities:
         Depreciation                                                             149           --              507         13,617
         Amortization                                                             125         25,526            250         30,245
         Services paid by stock                                                  --             --             --        5,212,100
         Mineral rights abandoned                                                --             --             --          195,226
     Changes in current assets and liabilities
         (Increase) Decrease in accounts
           receivable -other                                      --           (5,438)           731         (5,438)        (4,517)
         (Increase) decrease  in deferred financing           (126,992)          --         (261,992)          --         (261,992)
         (Decrease) Increase in accounts payable                 2,479          8,300         (1,358)         5,542         69,292
         (Decrease) Increase in accrued expenses                  --          (10,954)                       13,193         58,767
                                                           -----------    -----------    -----------    -----------    -----------
NET CASH (USED) BY OPERATING ACTIVITIES                       (216,427)       (72,257)      (457,854)       (84,354)      (971,591)
                                                           -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of mineral rights                                   --             --             --             --          (91,534)
     Purchase of interest in unproved oil and gas leases      (262,500)      (100,000)      (262,500)      (100,000)      (362,500)
     Purchase of website costs                                    --             --             --           (1,500)       (27,519)
     Purchase of fixed assets                                     --             --             --             --          (20,280)
                                                           -----------    -----------    -----------    -----------    -----------
NET CASH (USED) BY INVESTING ACTIVITIES                       (262,500)      (100,000)      (262,500)      (101,500)      (501,833)
                                                           -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of common stock/ convertible debentures            1,000,000        100,035      2,000,000        200,000      2,737,400
     Stock subscription advances                                  --             --             --             --           49,902
                                                           -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                     100,035      2,000,000        200,000      2,787,302
                                                           -----------    -----------    -----------    -----------    -----------
NET INCREASE IN CASH                                                         (72,222)     1,279,646         14,146      1,313,878
CASH FROM OTISH DIAMOND MERGER                                                                                                192
CASH AT BEGINNING OF PERIOD                                    792,997         88,280         34,424          1,912
                                                           -----------    -----------    -----------    -----------    -----------

CASH AT END OF PERIOD                                      $ 1,314,070    $    16,058    $ 1,314,070    $    16,058    $ 1,314,070
                                                           ===========    ===========    ===========    ===========    ===========

                 See accompanying notes and accountants report.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Unaudited)

                                  June 30, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Otish Mountain Diamond Company (formerly First Cypress, Inc.), a Nevada corporation, was organized on September 14, 1999. From inception to September 30, 2003, the Company had not generated any revenues and was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company was in the process of developing an internet computer software program known as EngineMax. Essentially, software development was suspended in November 2002 due to cash flow constraints. In October 2002, the Company acquired certain items constituting the "Money Club Financial" business concept and business plan. Due to the Company's inability to raise the necessary equity capital to further the Money Club Financial business concept, no monies were spent furthering the business concept from the date of acquisition to September 30, 2003. The Company discontinued its involvement in these operations in the third quarter of 2003.

On November 30, 2003, the Company successfully acquired 100% of Otish Mountain Diamond Corp. ("Otish Corp."). The business activities of Otish Corp. became the business activities of the Company. In connection with the merger the capitalization of the Company was amended to reflect a 220:1 reverse stock split and to increase the authorized capital to 600,000,000 shares, consisting of 500,000,000 common shares with a par value of $0.001, and 100,000,000 preferred shares with a par value of $0.001. Also, 1,000,000 shares of a Serial A Preferred were issued for services rendered. Finally, the then president of the Company entered into two agreements with the Company; one, assumed all the known liabilities of the company, and the second, agreed to convert debt owed the president of $236,000 into 236,000 shares of Company common stock.

The Company's income statement at the date of merger was as follows:

         Revenues                      $        -0-

         Expenses:
         Exploration costs                    36,293
         Administrative                      136,284

                  Net Loss :                $172,577

Otish Mountain Diamond Corp. was incorporated in the state of Nevada on August 4, 2003. The Company was formerly engaged in the mining and exploration business and had mineral rights in the Otish Mountain and Superior Craton regions of Canada.

On November 30, 2003, the Company declared a 1 for 220 reverse stock split. On July 13, 2005, the Company declared a 3 for 1 forward stock split. All shares amount referenced in these footnotes represent the share equivalents after taking into account, to the extent applicable, the effect of the reverse stock split and the forward stock split. All share amounts in the financial statements have also been adjusted retroactively for the reverse and forward stock split.

In August and November 2003, the Company issued 40,909 shares of its common stock and paid $77,745 for mineral rights in the Otish Mountain and Superior Craton regions of Quebec, Canada.

In the first quarter of 2004 the Company issued 60,900,150 shares of common stock for services valued at $5,180,053. Valuation was based on the approximate trading value of the Company's shares on the date issued.

During the third quarter of 2004 the Company issued 7,902,000 shares of common stock to liquidate $263,400 of advances.

On January 13, 2005, the Company changed its name to Gulf Coast Oil & Gas, Inc.

On April 15, 2005, the Company settled an accounts payable debt of $232,120 for 696,360 shares of common stock.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Unaudited)

                                  June 30, 2006

On May 2, 2005, the Company received $100,000 for 1,665,000 shares of common stock.

On May 26, 2005, the Company settled a current period debt of $5,000 for 300,000 of common stock.

On June 17, 2005, the Company received $100,000 for 1,200,000 shares of common stock.

On July 17, 2005, the Company received $50,000 for 625,000 shares of common stock.

On August 15, 2005, the Company issued 300,000 shares of common stock for consulting services valued at $24,000.

On September 26, 2005, the Company received $50,000 for 625,000 shares of common stock.

FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and rules and regulations of the Securities and Exchange Commission (the "SEC") applicable to interim periods. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company's audited financial statements included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2005. Operating results for three months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or any interim period. The accompanying unaudited condensed consolidated financial statements have not been reviewed by an independent public accountant.

AN EXPLORATION STAGE COMPANY

The Company is an Exploration Stage Company since it is engaged in the search for mineral deposits, which are not in the development or productions stage. As an exploration stage company the Company will present, Since Inception, results on its statements of operations, stockholders' equity and cash flows.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There was no cash paid during the periods for interest or taxes.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful lives, which range from three to five years, using the straight-lined method.

WEBSITE DEVELOPMENT COSTS

The Company has expended $1,500 in Website Development Costs through March 1, 2005, for internal use software. These costs are being amortized over a three year estimated life.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Unaudited)

                                  June 30, 2006

MINERAL RIGHTS

The Company uses the "full costs method" of accounting for its mineral reserves. Under this method of accounting, properties are divided into cost centers. The Company presently has two cost centers. All acquisition, exploration, and development costs for properties within each cost center are capitalized when incurred. The Company intends to deplete these costs equally over the estimated units to be recovered from the properties. These costs were written off at December 31, 2004 as part of the cost of mineral rights abandoned.

DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the lease are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property in Corpus Christi, Texas. The agreement was not completed until the third quarter 2006.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

Prior to September of 2005, the Company's primary functional currency was the Canadian dollar. In September 2005 the Company consolidated all operations in the United States of America and adopted the U.S. dollar as its primary functiional currency. For financial statement presentation, all historical statements are translated in U.S. dollars. Monetary assets and liabilities are translated at year-end exchange rates while non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the period, except for depreciation, which is translated at historical rates. Therefore, translation adjustments and transaction gains or losses are recognized in the income in the period of occurrence.

NOTE 2 - MINERAL RIGHTS

Otish Mountain Diamond Corporation

On August 19, 2003 the Company purchased the mineral rights for 60,933 acres in the Otish Mountain and Superior Craton regions of Quebec, Canada. The claims were purchased for $42,506 and 17,045 shares of common stock. The Company is required to spend a minimum of $135 CDN per mining claim on exploration before the expiration date of each claim. The Company is required to spend $105 CDN per claim maintenance/renewal fee to the appropriate governmental authority before the expiration date of the mining claim. If the Company fails to meet its obligations under this agreement the seller has the option to make the expenditures and to reassume title to the mining claims.

On November 4, 2003 the Company purchased the mineral rights for 775 acres in the Otish Mountain region of Quebec, Canada. The Claims were purchased for $1,855 and 3,409 shares of common stock. The Company is required to pay a 2% royalty of the net smelter returns and a 2% royalty on the gross overriding royalty as defined in the agreement. The Company shall also pay to the seller $5,000 CDN minimum annual advance royalty beginning on November 1, 2004 and each year thereafter. The Company is also required to keep the property in good standing for 1 year or the seller shall be entitled to reacquire the claims.

On November 4, 2003 the Company entered into a joint venture agreement for the mineral rights for 15,361 acres in the Otish Mountain region of Quebec, Canada. The investment was $33,383 and 20,454 shares of common stock. The Company has paid the required claim tax/renewal fees of $12,495 CDN by the due date of November 27, 2003. The Company is required to make a minimum advanced royalty payment of $15,000 CDN once mining stage began. Royalties were subject to underlying royalties of 2% of the net smelter returns and 2% of the gross overriding royalty as defined in the agreement. The Company's total outlay for the joint venture was not to exceed $375,000 CDN. The Company owned 45% of the joint venture.

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Unaudited)

                                  June 30, 2006


At December 31, 2004 the Company decided to abandon the above mineral rights. The balance of the rights and the net book value of the website development costs were expensed. The total amount written off was $195,226.

At present the Company has no proven properties.

NOTE 3 - DEPOSIT ON INTEREST IN UNPROVED OIL AND GAS LEASES

On June 8, 2005, the Company paid $100,000 to acquire, subject to lease availability, a 75% working interest in oil and gas leases in Louisiana. Under the terms of the agreement the Company will pay 100% of the costs of acquisition, exploration and development of the leases, the leases are subject to overriding royalties, and has one year to submit the remaining portion of the total costs. In the event the leases are unavailable, the funds advanced, less expenses incurred will be returned to the Company.

On May 9, 2006, the Company paid a deposit of $262,500 on oil and gas property in Corpus Christi, Texas. The agreement was not completed until the third quarter 2006.

NOTE 4 - NOTES PAYABLE

On February 1, 2006, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P., Certain Wealth, Ltd., and TAIB Bank, B.S.C. pursuant to which the Buyers agreed to purchase secured convertible debentures in the principal amount of $2,000,000. On February 2, 2006 the Company sold and issued $1,000,000 in principal amount of Debentures to the Buyers. In connection with the Securities Purchase Agreement, the Company issued Cornell Capital five-year warrants to purchase 30,000,000 shares of our common stock at the following exercise prices: 7,500,000 at $0.02 per share, 7,500,000 at $0.03 per share, 5,000,000 at $0.04 per share, 5,000,000 at $0.05 per share, and 5,000,000 at $0.06 per share.

The debentures are convertible at the option of the Buyers any time up to maturity into shares of the Company's common stock. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before February 1, 2009.

On April 5, 2006, the Company sold the balance, $1,000,000, of the secured convertible debentures. The terms and conditions are the same. The debentures have a three-year term and accrue interest at 10% per year. All unpaid interest and principal are due on or before April 5, 2009.

Maturities of long term debt:

                  2006                      $       -0-
                  2007                      $       -0-
                  2008                      $       -0-
                  2009                      $2,000,000

                    GULF COAST OIL & GAS, INC. AND SUBSIDIARY
            (Formerly OTISH MOUNTAIN DIAMOND COMPANY AND SUBSIDIARY)
                         (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Unaudited)

                                  June 30, 2006

NOTE 5 - DERIVATIVE LIABILITY ARISING FROM WARRANTS

The Company accounts for debt with embedded conversion features and warrant issues in accordance with EITF 98-5: ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENCY ADJUSTABLE CONVERSION and EITF No. 00-27: APPLICATION OF ISSUE NO 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS. Conversion features determined to be beneficial to the holder are valued at fair value and recorded to additional paid in capital. The Company determines the fair value to be ascribed to the detachable warrants issued with the convertible debentures utilizing the BLACK-SCHOLES method. Any discount derived from determining the fair value to the debenture conversion features and warrants is amortized to financing cost over the life of the debenture. The unamortized discount, if any, upon the conversion of the debentures is expensed to financing cost on a pro rata basis.

Debt issue with the variable conversion features are considered to be embedded derivatives and are accountable in accordance with FASB 133; ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The fairs value of the embedded derivative is recorded to derivative liability. This liability is required to be marked each reporting period. The resulting discount on the debt is amortized to interest expense over the life of the related debt.

NOTE 6 - SERIES A PREFERRED STOCK

Each share of preferred, has 15 votes compared to each share of common, which has only one vote. In the second quarter 2004 all outstanding shares of Preferred Stock were redeemed for $1,000.

NOTE 7 - RELATED PARTIES

The Company owes it present President $23,136 for compensation and expense reimbursement at June 30, 2006.

NOTE 8 - GOING CONCERN

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company's continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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                                   PROSPECTUS
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                       544,403,329 SHARES OF COMMON STOCK

                           GULF COAST OIL & GAS, INC.

                               September 11, 2006


We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Gulf Coast Oil & Gas, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

      o     except the common stock offered by this prospectus;

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

      o to any person to whom it is unlawful to make the offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States. The delivery of this prospectus or any accompanying sale does not imply that:

      o there have been no changes in the affairs of Gulf Coast Oil & Gas, Inc. after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.